Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of iSecureTrac Corp. of our report dated March 9, 2007, relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-KSB, of iSecureTrac Corp. for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Kansas City, Missouri
March 12, 2007